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                                                                   EXHIBIT 21.01

                 SUBSIDIARIES OF GUILFORD PHARMACEUTICALS INC.


Below is a list of direct and indirect subsidiaries of the Corporation. All subsidiaries are wholly-owned.

1.   GPI Holdings, Inc., a Delaware corporation
2.   Gell Pharmaceuticals, Inc., a Delaware corporation
3.   Holabird Holdings N.V., a Netherlands corporation
4.   GPI Polymer Holdings, Inc., a Delaware corporation
5.   GPI NIL Holdings, Inc., a Delaware corporation